EXECUTION VERSION

FIRST AMENDMENT TO MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT TO MANAGEMENT AGREEMENT (this “Amendment”) is made as of January 14, 2020 by and between FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, a New Jersey trust (the “Trust”), and Hekemian & Company, Inc., a New Jersey corporation (the “Agent”),

WHEREAS, the Trust and the Agent previously entered into that certain Management Agreement dated as of November 1, 2001 (the “Original Management Agreement”; the Original Management Agreement as amended hereby, the “Management Agreement”; capitalized terms in this Amendment, to the extent not defined herein, shall have the same meaning as in the Original Management Agreement) pursuant to which the Trust engaged the Agent to provide certain assistance and services in connection with the management and operation of real property owned directly or indirectly, in whole or in part, by the Trust (collectively, the “Trust Properties”), in accordance with the terms thereof;

WHEREAS, by virtue of several automatic renewals, the current term of the Management Agreement expires October 31, 2021;

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of January 14, 2020 (the “Kushner PSA”) among the Trust, the other seller parties thereto and Sinatra Properties LLC (the “Kushner Purchaser”), which Kushner PSA is subject to approval by the Board of Trustees of the Trust and its shareholders, several of the Trust Properties are being sold to the Kushner Purchaser (the “Kushner Sale”);

WHEREAS, the Trust is contemplating approving a Plan of Voluntary Liquidation (the “Plan of Liquidation”) pursuant to which the balance of the Trust Properties not sold pursuant to the Kushner Sale will be sold or otherwise disposed of;

WHEREAS, the Plan of Liquidation provides that it shall become effective only upon (i) its approval by the Board of Trustees of the Trust, (ii) its approval by the Trust’s shareholders and (iii) the consummation of the Kushner Sale;

WHEREAS, the Original Management Agreement provides for the payment to Agent of a “Termination Fee” or “M&A Termination Fee” upon a termination of the Management Agreement in its entirety or the occurrence of an M&A transaction affecting the Trust (as set forth in greater detail in the Original Management Agreement), but does not expressly provide for a property-by-property termination of such agreement, or for the payment of any termination fee, upon the sale of an individual Trust Property or portfolio sale of less than all of the Trust Properties;

WHEREAS, the Kushner PSA requires as of the closing thereunder the termination of the Management Agreement in respect of the Trust Properties that are the subject of the Kushner Sale;

WHEREAS, the Original Management Agreement also provides for the payment to Agent of a Sale of Property Fee, as set forth in Section II.B of Exhibit B to the Original Management Agreement; and

WHEREAS, the parties hereto desire to enter into this Amendment in order to set forth their agreement, if the Plan of Liquidation becomes effective, with respect to (i) the termination of the Management Agreement with respect to each individual Trust Property upon on the sale or other disposition of the Trust’s interest in each such Trust Property pursuant to the Kushner Sale or in furtherance of the Plan of Liquidation, and (ii) as to the amount of any fees due to the Agent upon any such sale or other disposition.

NOW, THEREFORE in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Effectiveness of this Amendment. The parties hereto agree that this Amendment shall become effective if and only if the Plan of Liquidation becomes effective. Until such time, if at all, that the Plan of Liquidation shall become effective, this Amendment shall be of no force and effect.

2.       Termination Fee. Subject to the terms of Section 1 above, Section 2(c) of the Management Agreement hereby is modified to provide that, notwithstanding any terms of the Original Management Agreement to the contrary, upon the closing of any sale or other disposition of the Trust’s entire direct or indirect interest in each Trust Property, whether pursuant to the Kushner Transaction or otherwise in furtherance of the Plan of Liquidation, (i) the Management Agreement shall automatically terminate and be of no further force or effect with respect to such Trust Property and (ii) the Trust shall pay to the Agent (a) any and all commissions and fees for management services and reimbursement required to be paid by the Trust pursuant to the Agreement in respect of the applicable Trust Property up to the termination date, calculated on a pro rata basis plus (b) a termination fee (the “Individual Property Termination Fee”) in respect to such Trust Property equal to the product of (x) the Trust’s direct or indirect percentage ownership interest in such Trust Property times (y) 1.25 times (z) one (1) year’s Base Management Fee in respect of such Trust Property (which Base Management Fee shall be computed (A) by ascertaining the annual base management fee allocable to such Trust Property paid by the Trust to Agent over the immediately prior three (3) fiscal years of the Management Agreement prior to such termination and dividing that amount by three (3) and (B) pursuant to Section 2(d) of the Original Management Agreement).

3.       Sale of Property Fees. Section II(B) of Exhibit B of the Management Agreement hereby is modified to provide that, notwithstanding any terms of the Original Management Agreement to the contrary, upon the closing of any sale or other disposition of the Trust’s entire direct or indirect interest in each Trust Property, whether pursuant to the Kushner Transaction or otherwise in furtherance of the Plan of Liquidation, the Trust shall pay to Agent a Sale of Property Fee equal to one and sixty-five hundredths percent (1.65%) of the sales price for such Trust Property (which fee shall be inclusive of any fee paid by the purchaser to the Agent); provided, however, that in the event a Trust Property is not wholly owned, directly or indirectly, by the Trust, the sales fee payable to the Agent shall only be payable in respect of the Trust’s percentage ownership share of the applicable Trust Property (i.e., the fee shall be payable in respect of the Trust’s share of the sales price based on its direct or indirect percentage ownership of the applicable Trust Property).

4.       Only Fees. The Trust and Agent agree that the foregoing payments shall be in lieu of, and supersede in their entirety any other payments which otherwise would be payable to the Agent under the Original Management Agreement arising out of or attributable to the sale or other disposition of the of the Trust’s entire direct or indirect interest in each Trust Property or the termination of the Management Agreement in respect of such Trust Property (including, without limitation, any Termination Fee or M&A Termination Fee pursuant to Section 2 of the Original Management Agreement or Sale of Property Fee payable pursuant to Section 12 and Exhibit B of the Original Management Agreement).

5.       Stand-Alone Management Agreements. In addition to the Management Agreement, Agent has entered into separate property management agreements with respect several of the Trust Properties (each being a “Stand-Alone Management Agreement”), including (i) Pierre Towers pursuant to that certain Property Management Agreement, dated January 8, 2018, between Pierre Towers, LLC and Hekemian Manager, and (ii) Berdan Court pursuant to that certain Management Agreement, dated August 26, 2019, between Berdan Court, LLC, a Delaware limited liability company (a subsidiary of the Trust), and Agent. Agent agrees, in connection with the sale or other disposition of each Trust Property, to enter into a termination of any Stand-Alone Management Agreement applicable to such Trust Property without the payment of any additional fee or other consideration beyond that which is provided for in Section 2 and 3 above.

6.       Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original of this Amendment, and all of which together shall constitute one and the same instrument. Signatures transmitted via facsimile or other electronic means (including those transmitted by electronic mail in portable document format (.pdf)) may be used in place of original signatures on this Amendment, and the Trust and the Agent both intend to be bound by signatures being so transmitted.

7.       Miscellaneous.

(a)       Except as amended and modified by this Amendment, all of the terms, covenants, conditions, and agreements of the Original Management Agreement shall remain unchanged and in full force and effect. In the event of any conflict between the provisions of the Original Management Agreement, and the provisions of this Amendment, the provisions of this Amendment shall control.

(b)        This Amendment shall be construed and enforced in accordance with the laws of the State of New Jersey.

(c)       No covenant, agreement, term or condition of this Amendment shall be changed, modified, altered, waived or terminated except by a written instrument of change, modification, alteration, waiver or termination executed by the parties hereto.

(d)       This Amendment is binding upon, and inures to the benefit of, the respective permitted successors and assigns of the parties hereto.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

TRUST: FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, a New Jersey trust
By:	/s/ Robert S. Hekemian, Jr.
Name: Robert S. Hekemian, Jr.
Title: President and Chief Executive Officer

AGENT: HEKEMIAN & CO, INC., a New Jersey corporation
By:	/s/ Bryan Hekemian
Name: Bryan Hekemian
Title: Executive Vice President